UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: December 17, 2019
(Date of earliest event reported)

ARC Document Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32407	20-1700361
(State or other jurisdiction of	(Commission	(I.R.S. employer
incorporation or organization)	File Number)	identification number)
12657 Alcosta Boulevard, Suite 200, San Ramon, CA 94583
(Address of principal executive offices, including zip code)
(925) 949-5100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2019, ARC Document Solutions, LLC, a wholly-owned subsidiary of ARC Document Solutions, Inc. (the “Company”), entered into an amendment (the “Amendment”) to its Credit Agreement, initially dated as of November 20, 2014 (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the lenders party thereto.

The Amendment increases the maximum aggregate principal amount of revolving loans (“Revolving Loans”) under the Credit Agreement from $65 million to $80 million. Proceeds of a portion of the Revolving Loans available to be drawn under the Credit Agreement were used to fully repay the $49.5 million term loan that was outstanding under the Credit Agreement.

The Amendment reduced the rate of maximum interest rate margin capable of being paid on Revolving Loans under the Credit Agreement by 0.50%. Specifically, London Interbank Offered Rate (LIBOR) loans borrowed under the Credit Agreement will bear interest at a per annum rate equal to the applicable LIBOR rate, plus a margin ranging from 1.25% to 1.75%, based on the Company’s Total Leverage Ratio (as defined in the Credit Agreement). Loans borrowed under the Credit Agreement that are not LIBOR rate loans bear interest at a per annum rate equal to (i) the greatest of (A) the Federal Funds Rate plus 0.50%, (B) the one month LIBOR rate plus 1.00% per annum, and (C) the rate of interest announced, from time to time, by Wells Fargo Bank, National Association as its “prime rate,” plus (ii) a margin ranging from 0.25% to 0.75%, based on the Company’s Total Leverage Ratio.

The Amendment also modified the Total Leverage Ratio the Company is required to maintain under the Credit Agreement by decreasing it from 3.25 to 1.00 to 2.75 to 1.00.

The Amendment also modified certain tests the Company is required to meet in order to pay dividends, repurchase stock and make other restricted payments. In order to make such payments which are permitted subject to certain customary conditions set forth in the Credit Agreement, including compliance with a fixed charge coverage ratio (from which the Company may exclude up to $10 million of such payments that would otherwise constitute fixed charges in any twelve month period), the amount of all such payments will be limited to $15 million during any twelve-month period and the Company must meet a minimum liquidity test of at least $10 million based upon a combination of Revolving Loan availability and unrestricted, unencumbered cash and cash equivalents.

A copy of the Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above description of the Amendment contained herein is qualified in its entirety by the full text of such exhibit.

Item 8.01	Other Events.

On December 19, 2019, the Company announced that its Board of Directors declared an annual cash dividend of $0.04 per share of common stock, payable quarterly. The first quarterly dividend of $0.01 per share will be payable February 28, 2020 to shareholders of record as of January 31, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Sixth Amendment to Credit Agreement, dated December 17, 2019, among ARC Document Solutions, LLC, Wells Fargo Bank, National Association, as administrative agent, and the financial institutions party thereto as lenders.

99.1	ARC Document Solutions, Inc. Press Release dated December 19, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 19, 2019

ARC DOCUMENT SOLUTIONS, INC.

By:	/s/ Jorge Avalos
Name:	Jorge Avalos
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Sixth Amendment to Credit Agreement, dated December 17, 2019, among ARC Document Solutions, LLC, Wells Fargo Bank, National Association, as administrative agent, and the financial institutions party thereto as lenders.

99.1	ARC Document Solutions, Inc. Press Release dated December 19, 2019.